Exhibit (j): Opinion of Deloitte & Touche LLP, Independent Public Accountants
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INDEPENDENT AUDITORS' REPORT

To the Board of Trustees of the WOODLAWN FUNDS TRUST and the Shareholders of INTERNET 100 FUND:

We have audited the accompanying statement of assets and liabilities of Internet 100 Fund as of August 27, 1999. The financial statement is the responsibility of the Fund's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statement of assets and liabilities referred to above presents fairly, in all material respects, the financial position of Internet 100 Fund as of August 27, 1999, in conformity with generally accepted accounting principles.



/s/ DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania
August 30, 1999